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                                                                      EXHIBIT 15


                           Accountants' Acknowledgment
                           ---------------------------



Venator Group, Inc.
New York, New York

Board of Directors:

Re:     Registration Statements Numbers 33-10783, 33-91888, 33-91886, 33-97832,
        333-07215, 333-21131 and 333-62425 on Form S-8 and Numbers 33-43334 and
        33-86300 on Form S-3

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report August 20, 1998 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.





/s/ KPMG Peat Marwick LLP
New York, New York
September 4, 1998